Exhibit 99.1

Innodata Isogen Announces Anticipated Q4 2008 Revenue Growth and Cost Reductions

NEW YORK--(BUSINESS WIRE)--December 11, 2008--INNODATA ISOGEN, INC. (NASDAQ: INOD), today announced that it anticipates fourth quarter revenues will be approximately $20 million, a 10% increase over revenues in the third quarter, and that revenue growth will continue in the first quarter of 2009.

The company also announced that it is reducing its work force by approximately 260 employees, representing approximately 4% of its global work force. The company expects that the reduction will yield approximately $600,000 in quarterly operating cost savings beginning in the first quarter of 2009. Severance and other personnel related costs will approximate $500,000, which will be charged to operations in the fourth quarter and will be paid in the fourth quarter of 2008 and the first quarter of 2009.

Jack Abuhoff, chairman and CEO, said, “We are taking a series of strategic actions intended to improve productivity and generate greater efficiency among both revenue-generating and non-revenue generating functions. At the same time, we are investing further in our editorial KPO services, content-related technology services and eBook services. We believe that these actions, taken together, will enable us to drive continued revenue growth and margin expansion in 2009.”

About Innodata Isogen

Innodata Isogen, Inc. (NASDAQ: INOD) is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering.

Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence. Recent honors include EContent magazine’s EContent 100, KMWorld magazine’s 100 Companies That Matter, the International Association of Outsourcing Professionals (IAOP) Global Outsourcing Top 100, D&B India’s leading ITeS and BPO companies and the Black Book of Outsourcing’s list of leading outsourcing providers to the printing and publishing business.

Headquartered in Northern New Jersey, Innodata Isogen has offices and operations in the United States, the Philippines, India, Sri Lanka, Israel, China and France.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company's current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or terminate projects, customers are not contractually required to enter into or continue projects that the company regards as recurring, depressed market conditions, changes in external market factors, the ability and willingness of the company's clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company's business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

CONTACT:
Innodata Isogen, Inc.
Steven L. Ford, 201-371-2510
Chief Financial Officer
sford@innodata-isogen.com